Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Promotes Jennifer Arasimowicz, Esquire to Senior Vice

President, General Counsel and Corporate Secretary and

Frank Wolak to Vice President Sales-Americas

DANBURY, CT – April 12, 2017 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced two promotions to align and strengthen capabilities for global growth.

Jennifer Arasimowicz was promoted to the newly created officer position of Senior Vice President, General Counsel and Corporate Secretary, reporting directly to the Chief Executive Officer. Ms. Arasimowicz, a licensed attorney in Connecticut, New York and Massachusetts, has responsibility for legal and government affairs. She joined FuelCell Energy in 2012 as Associate Counsel and was promoted to Vice President in 2014.

Prior to FuelCell Energy, Ms. Arasimowicz served as General Counsel of Total Energy Corporation, a New York based diversified energy products and service company providing a broad range of specialized services to utilities and industrial companies. Previously, she was a partner at Shipman & Goodwin in Hartford, Connecticut chairing the Utility Law Practice Group and began her legal career as an associate at Murtha Cullina. She earned her Juris Doctor at Boston University School of Law and holds a bachelor’s degree in English from Boston University.

Frank Wolak was promoted to the newly created position of Vice President, Sales-Americas. Previously, Mr. Wolak managed government affairs and business development with utilities in the United States. This new position encompasses all aspects of commercial efforts throughout North and South America, including sales, business development, project development and marketing. Mr. Wolak is uniquely qualified for this role with his comprehensive understanding of business development and the market opportunities for FuelCell Energy’s solutions portfolio, combined with extensive knowledge of relevant state and federal policies influencing the energy industry.

Prior to joining FuelCell Energy, Mr. Wolak held executive positions with Noresco where he directed the company’s Energy Infrastructure business, and Independent Energy Corporation, a private power development company. His corporate career in the energy industry began with Tenneco, Inc. Mr. Wolak holds a Bachelor of Science in Mechanical Engineering from Western New England University and a Masters Business Administration in Finance from the University of Hartford.

“As we grow globally, both Jennifer and Frank are uniquely qualified to support the business needs with these newly created positions,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy.

About FuelCell Energy

FuelCell Energy (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy. We design, manufacture, undertake project development, install, operate and maintain megawatt-scale fuel cell systems, serving utilities, industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage. With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader with environmentally responsible power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com Source: FuelCell Energy

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